Morgan Stanley Dean Witter Municipal Income Opportunities Trust II
Item 77(o) 10f-3 Transactions
October 1, 2000 - March 31, 2001


Security
Date of
Purchase
Price
Of Shares
Shares
Purchased
%of
Assets
Total
Issued
Purchased
By Fund
Broker
Dallas Ft.
Worth
International
Airport
08/03/00
$100.00
$600,000
0.380%
$404,715,000
0.150%
M.R.
Beal
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